Exhibit 4.1
Description of Registrant’s Securities to be Registered.

Description of Common Stock

The following is a description of the general terms, provisions and rights of Common Stock and related provisions of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) and applicable New York law. This description is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation, Bylaws and applicable New York law.

Authorized Shares

We have the authority to issue an aggregate of 100,000,000 shares of Common Stock. As of February 19, 2020, there were 31,299,194 shares of our Common Stock issued and 28,492,005 shares of our Common Stock outstanding.

Dividend Rights

Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor.

Voting Rights

Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled to one vote for each share held of record on all matters at all meetings of shareholders.

Liquidation Rights

Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled, in the event of our liquidation, dissolution or winding-up, to share ratably in the distribution of assets remaining after payment of debts and expenses.

Absence of Other Rights

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, some of which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they also give the board of directors the power to discourage acquisitions that some shareholders may favor.

Special Meetings of Shareholders

Our Bylaws provide that special meetings of shareholders may only be called by the board of directors, the chairman of the board of directors, if any, or the president.

Advance Notice Requirements for Shareholder Proposals

Our Bylaws require advance notice procedures for shareholder proposals to be brought before an annual meeting of the shareholders, including the nomination of directors.

Amendment to Certificate of Incorporation and Bylaws

New York law provides generally that a majority vote of all the outstanding shares entitled to vote thereon at a meeting of shareholders is required to approve amendments to a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. New York law also provides generally that by-laws may be amended by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. Under New York law, when so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be amended by the vote specified in the certificate of incorporation or by-law, but any by-law adopted by the board may be amended or repealed by the shareholders entitled to vote thereon. Our Bylaws may be amended, altered, or repealed by a majority vote of our board of directors.

New York Anti-Takeover Statute

We are subject to Section 912 of the New York Business Combination Law. Accordingly, we may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested shareholder” for a period of five years from the date that the interested shareholder first became an interested shareholder unless certain conditions are met.

Indemnification of Officers and Directors

Our Bylaws provide that we indemnify our directors and officers to the fullest extent permitted by law and authorize the Company to enter into agreements with any of our directors or officers to indemnify such person to the fullest extent permitted by law.

Listing

The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "CNMD."